Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders
1-800 CONTACTS, INC.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-61205 and 333-96765) on Form S-8 of 1-800 CONTACTS, INC. of our report dated February 27, 2004, with respect to the consolidated balance sheets of 1-800 CONTACTS, Inc. and subsidiaries as of December 28, 2002 and January 3, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the fiscal years then ended, which report appears in the January 3, 2004 Annual Report on Form 10-K of 1-800 CONTACTS, INC.

/s/ KPMG LLP

Salt Lake City, Utah
March 15, 2004